Exhibit 10.3

QUANTUM COMPUTING INC. EMPLOYMENT/ CONSULTING AGREEMENT

EMPLOYEE (PRINT FULL NAME) Sergey Shuster

THIS AGREEMENT made between me, the above-named person (“Employee”), and Quantum Computing Inc., a Delaware Corporation, hereinafter referred to as “QUANTUM” WITNESSETH:

1. Scope of Work. QUANTUM shall employ the Employee for consulting engagements and “Work for hire”. The Employee shall, at the direction of QUANTUM’s management, provide these development services and project management with the appropriate documentation to QUANTUM’s. The Employee shall perform faithfully the duties assigned to them to the best of their ability.

2.  Termination. The Employee contract period shall continue until terminated by either QUANTUM or the Employee pursuant to the notice requirements of this paragraph. Each party shall provide thirty days written notice. QUANTUM may terminate the Employee immediately if the Employee engages in serious misconduct or dishonesty or if QUANTUM Investors terminates the venture.

3. Compensation. As compensation for service, QUANTUM shall compensate the Employee at a rate of per $18,333 per month paid twice per month, typically on the lst and 15th of each month.

3.1 Stock. As further compensation for service, employee will receive 400,000 shares of stock (Tkr: QBIT) under a separate agreement.

4. Employee Benefits. During the contract period, The Employee shall be entitled to participate in employee benefit plans, such as life and health insurance and other medical benefits. Employee benefit plan is being defined.

5. Business Expenses. QUANTUM shall reimburse the Employee for all reasonable and necessary business expenses incurred by tile Employee in performing duties only if required by tile client. The Employee shall provide QUANTUM with supporting documentation sufficient to satisfy reporting requirements of the Internal Revenue Service.

6. Noncompetition and Nondisclosure. The Employee acknowledges that the successful development and marketing of QUANTUM professional services and products require substantial time and expense. Such efforts generate for QUANTUM valuable and proprietary information (“confidential information”) which gives QUANTUM a business advantage over others who do not have such information. Confidential information includes but is not limited to tile following: business plans, methodologies, training materials, analytic models and computer software. The Employee acknowledges that during tile contract period he/she may obtain knowledge of such confidential information. Accordingly, the Employee agrees to undertake the following obligations which he/she acknowledges to be reasonably designed to protect QUANTUM’s legitimate business interests without unnecessarily or unreasonably restricting the Employee.

a)	Upon termination for any reason, tile Employee shall return all QUANTUM property, including but not limited to computer programs, files, notes, records, charts, or other documents or things containing in whole or in part any of QUANTUM’s confidential information;

b)	The Employee shall refrain from using or disclosing to any person, without the prior written approval of QUANTUM’s principals and executive officers any confidential information unless at that time the information has become generally and lawfully known to QUANTUM’s competitors.

c)	Without limiting tile obligations of paragraph 6 (b), the Employee shall not, for a period of two years following termination for any reason, for self or as agent, partner or employee of filly person, firm or corporation, engage in tile practice of consulting for filly client of QUANTUM for whom the Employee performed services, or prospective QUANTUM client to whom the Employee submitted, or assisted in the submission of, a proposal during the contract period, unless a prior relationship between the Employee and client is disclosed to QUANTUM’s management prior to tile execution of this Agreement. If a prior relationship between the Employee and client is disclosed to QUANTUM’s management prior to the execution of this Agreement, the Employee shall not for a period of one year following termination for any reason, for self or as agent, partner or employee of filly person, firm or corporation, engage in the practice of consulting on any client project for which The Employee performed similar services or for any add-on or related client projects unless mutually agreed upon in writing.

d)	During the contract period and for a two-year period immediately following termination of the Employee for any reason, neither the Employee nor QUANTUM shall induce or assist in the inducement of any employee away from the other party’s employ or from the faithful discharge of such employee’s contractual and fiduciary obligations to serve his employer’s interests with undivided loyalty;

e)	For two years following the termination of the Employee for any reason, the Employee shall keep QUANTUM currently advised in writing if he/she, acting for self or as agent, partner, representative or employee of any firm or corporation, engages in the programming of a similar product or practice of consulting for any client of QUANTUM for whom the Employee performed services, or prospective QUANTUM client to whom the Employee submitted, or assisted in the submission of, a proposal during the contract period.

7. Remedies. The Employee recognizes and agrees that a breach of any or all of the provisions of paragraph 6 will constitute immediate and irreparable harm to QUANTUM’s business advantage, including but not limited to QUANTUM’s valuable business relations, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, entitle Employee acknowledges that QUANTUM’s shall therefore be entitled to an order enjoining any further breaches by the Employee. The Employee agrees to reimburse QUANTUM for all costs and expenses, including reasonable attorneys’ fees incurred by QUANTUM in connection with the enforcement of its rights under any provision of this Agreement if the Employee is found in breach of this agreement.

8. Intellectual Property. During the contract period, The Employee shall disclose to QUANTUM all ideas, inventions and business plans which he develops during the course of engagement with respect to QUANTUM products which relate directly to his/her employment, including but not limited to any computer programs, processes, products or procedures which may, upon application, be protected by patent or copyright. The Employee agrees that any such ideas, inventions, or business plans shall be the property of QUANTUM of which the Employee does not have an equity interest and that the Employee shall at QUANTUM’s request and cost provide QUANTUM with such assurances as is necessary to secure a patent or copyright. It is expressly understood all programming and quantitative work is work for hire and the Employee shall have no intellectual property rights or interest and are all work for hire.

9. Notices. All notices shall be in writing. Notices intended for QUANTUM shall be either delivered personally to QUANTUM’s President or sent by registered or certified mail addressed to it at its current principal office, and notices intended for the Employee shall be either delivered personally to for Employee representative or sent by registered or certified mail addressed to last known address.

10. Entire Agreement. This agreement constitutes the entire agreement between QUANTUM and the Employee. The parties may modify this Agreement only by a written instrument signed by the parties.

11. Employee Handbook. The Employee acknowledges receipt of the QUANTUM’s Employee Handbook, and attests that the Employee has read and will abide by the policies and procedures contained within.

12. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

13. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Quantum Computing, Inc. EMPLOYEE

BY	Sergey Shuster

Signature	/s/ Sergey Schuster

TITLE	Data Scientist

DATE	February 28, 2018